Attachment to Form 4
Note (1)

 On May 14, 2007, the Michael J. Jandernoa Trust
(the ?MJJ Trust?), of which Mr. Jandernoa is Trustee,
entered into a Variable Prepaid Stock Purchase
Agreement (the ?Variable Prepaid Agreement?).  The
Variable Prepaid Agreement relates to one or more
tranches, for a total of up to 770,000 shares of
Perrigo Company common stock.  On May 16, 2007, the
pricing under the Variable Prepaid Agreement was
finalized and the shares were divided into two tranches
of 385,000 shares each, with the first tranche having a
Maturity Date of May 18, 2009 (?Tranche No. 1?) and the
other having a Maturity Date of November 16, 2009
(?Tranche No. 2?).  The Variable Prepaid Agreement
constitutes a sales plan under Rule 10b5-1(c).

 The Variable Prepaid Agreement provides that the
MJJ Trust will deliver on the respective Maturity Date
in settlement of each Tranche, an aggregate number of
shares of Perrigo Company common stock (or, at the
option of the MJJ Trust, the cash equivalent of such
shares) equal to the product of (i) the Base Amount of
385,000 shares for each Tranche and (ii) the Settlement
Ratio of each Tranche.

 On May 18, 2009, Tranche No. 1 settled.  The
Settlement Price of $26.7050 per share was determined
by dividing the Tranche No. 1 Hedged Value ($18.6910)
by a fraction, the numerator of which was equal to the
sum of the fractions obtained by dividing the Tranche
No. 1 Hedged Value by the relevant closing price of
Perrigo common stock on each of the four trading days
preceding and including the Maturity Date, and the
denominator of which was equal to four.  Because the
Settlement Price for Tranche No. 1 was greater than the
Tranche No. 1 Upside Limit of $23.4052, the Settlement
Ratio for Tranche No. 1 equaled the sum of the Tranche
No. 1 Hedged Value divided by the Settlement Price for
Tranche No. 1 and a fraction, the numerator of which
was equal to the difference between the Settlement
Price for Tranche No. 1 and the Tranche No. 1 Upside
Limit, and the denominator of which was equal to the
Settlement Price for Tranche No. 1.  As a result of
multiplying the Settlement Ratio by the Base Amount of
385,000 shares, the MJJ Trust was obligated to deliver
317,036 shares of Perrigo Common Stock to the
counterparty.  The remaining 67,964 shares pledged
pursuant to Tranche No. 1 were returned to the MJJ
Trust.

 The Settlement Ratio will be determined as follows
for Tranche No. 2:

(a) If the Settlement Price for Tranche No. 2 is
less than $24.3804 (?Tranche No. 2 Upside
Limit?) but greater than $19.5043 (?Tranche
No. 2 Hedged Value?), the Settlement Ratio
for Tranche No. 2 will be equal to the
Tranche No. 2 Hedged Value divided by the
Settlement Price for Tranche No. 2;

(b) If the Settlement Price for Tranche No. 2 is
equal to or greater than the Tranche No. 2
Upside Limit, the Settlement Ratio for
Tranche No. 2 will be equal to the sum of the
Tranche No. 2 Hedged Value divided by the
Settlement Price for Tranche No. 2 and a
fraction, the numerator of which is equal to
the difference between the Settlement Price
for Tranche No. 2 and the Tranche No. 2
Upside Limit, and the denominator of which is
equal to the Settlement Price for Tranche
No. 2; and

(c) If the Settlement Price for Tranche No. 2 is
equal to or less than the Tranche No. 2
Hedged Value, the Settlement Ratio for
Tranche No. 2 will be one.

The Settlement Price For Tranche No. 2 will be the
amount obtained by dividing the Tranche No. 2 Hedged
Value by a fraction, the numerator of which is equal to
the sum of the fractions obtained by dividing the
Tranche No. 2 Hedged Value by the relevant closing
price of Perrigo common stock on each of the seven
trading days preceding and including the Maturity Date,
and the denominator of which is equal to seven.